Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2012 RESULTS

(BURLINGAME, CA), August 10, 2012 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the second quarter ended June 30, 2012.

The Company reported net income of $1.0 million, or $0.61 per diluted share, for the second quarter of 2012, compared to a net loss of $0.1 million, or ($0.10) per diluted share, for the second quarter of 2011.  The Company reported net income of $2.3 million, or $1.47 per diluted share, for the six months ended June 30, 2012, compared to a net loss of $2.4 million, or ($1.57) per diluted share, for the six months ended June 30, 2011.

Total revenues were $7.5 million and $14.3 million for the second quarter and six months ended June 30, 2012, respectively, compared with total revenues of $6.8 million and $11.7 million for the same periods a year ago.  The year-to-year increases were primarily due to increases in operating lease revenue and maintenance reserves revenue resulting from higher average utilization of the Company’s asset portfolio in the 2012 periods and revenue from assets purchased since June 30, 2011.  In addition, the 2011 periods included reductions in operating lease revenue and maintenance reserves revenue due to uncertainty about the collectability of the related receivables.  The net increases in operating lease revenue and maintenance reserves were partially offset by a lower gain on sale of aircraft in the 2012 periods compared to the 2011 periods.

Total expenses decreased by approximately $0.9 million and $4.5 million in the second quarter and six months of 2012 as compared to the same periods in 2011, resulting primarily from a year-over-year decrease in maintenance expense, the effect of which was partially offset by an increase in interest expense. During the 2011 period, the Company incurred significant maintenance expense, funded by non-refundable maintenance reserves, on aircraft returned to the Company during 2010.  Interest expense was higher in the 2012 periods, primarily as a result of a higher fee amortization related to the Company’s credit facility, which was extended for one year in March 2012, and a higher average credit facility balance in 2012 as a result of aircraft acquisitions.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income:

Operating lease revenue	$5,689	$4,662	$11,596	$8,867
Maintenance reserves revenue	913	635	1,763	1,175
Gain on disposal of assets	874	1,371	874	1,371
Other income	27	87	54	237
	7,503	6,755	14,287	11,650
Expenses:

Maintenance costs	1,613	2,940	2,367	7,508
Depreciation	1,493	1,423	2,980	2,662
Interest	1,153	966	2,225	1,933
Management fees	1,007	931	1,993	1,876
Professional fees and other	790	740	1,258	1,355
	6,056	7,000	10,823	15,334

Income/(loss) before income tax provision/(benefit)	1,447	(245)	3,464	(3,684)

Income tax provision/(benefit)	487	(96)	1,179	(1,256)

Net income/(loss)	$960	$(149)	$2,285	$(2,428)

Earnings/(loss) per share:
Basic	$0.62	$(0.10)	$1.48	$(1.57)
Diluted	$0.61	$(0.10)	$1.47	$(1.57)

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,563,580	1,543,257	1,557,810	1,543,257

Summary Balance Sheet:	June 30, 2012	December 31, 2011	June 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$154,399	$130,826	$129,162
Total liabilities	$111,423	$90,136	$89,449
Stockholders’ equity	$42,976	$40,690	$39,713